OFFICE OF THE CHAIR EXCEPT FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Pennsylvania Real Estate Investment Trust
2006 Incentive Compensation Opportunity Award
[Name]
[Title]

2006 Incentive Opportunity[3]

2006 Incentive Range[4] - % of Salary

	Threshold[5]	Target[5]	Outperformance[5]
2006 Base Salary[1] $_______
2005 Incentive Compensation[2] $_______	30%	60%	90%

Performance Measurement Allocation[6]

	Corporate		Individual

	80%		20%

CORPORATE – 80%

Measure[7]	Threshold	Target	Outperformance
FFO Per Share[8]

TOTAL 2006 CORPORATE OPPORTUNITY:	$ ___	$ ___	$ ___

INDIVIDUAL – 20%

Measure	Threshold	Target	Outperformance
Compensation Committee Discretion[9]	Committee Discretion	Committee Discretion	Committee Discretion

TOTAL 2006 INDIVIDUAL OPPORTUNITY:	$ ___	$ ___	$ ___

*	*	*	*

TOTAL 2006 INCENTIVE OPPORTUNITY:*	$ ___	$ ___	$ ___

* The amount payable under this award will be paid in cash on February 15, 2007.

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OFFICE OF THE CHAIR EXCEPT FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

(1) “2006 Base Salary” means your regular, basic compensation from PREIT and/or PREIT Services, LLC for 2006, not including bonuses or other additional compensation, but including contributions made by PREIT and/or PREIT Services, LLC on your behalf, by salary reduction pursuant to your election, (i) to an arrangement described in section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) to a “cafeteria plan” (as defined in section 125(d) of the Code), and (iii) for a “qualified transportation fringe” (as defined in section 132(f) of the Code).

(2) “2005 Incentive Compensation” means the total amount of incentive compensation that you earned in 2005 pursuant to your 2005 Incentive Compensation Opportunity Award.

(3) “2006 Incentive Opportunity” means the opportunity to earn incentive compensation for 2006, up to 90% of your Base Salary, in the event certain corporate and individual performances are achieved (your “potential 2006 incentive compensation”). Corporate performance relates to PREIT’s cumulative performance with respect to one measure of its financial results for 2006, while individual performance relates to your performance within the scope of your responsibilities as an employee of PREIT and/or PREIT Services, LLC.

(4)  “2006 Incentive Range” means, depending on the level of corporate and individual performance achieved (i.e., Threshold, Target or Outperformance), the percentage of your Base Salary that you may earn under this 2006 Incentive Compensation Opportunity Award. If the corporate performance is between the Target and Threshold level, or between the Threshold and the Outperformance level, the percentage will be interpolated accordingly.

(5) With respect to corporate performance, “Threshold” signifies a solid achievement, but which may fall short of expectations, and which is expected to have a reasonably high probability of achievement. Threshold performance represents the level of performance that has to be achieved before any of your potential 2006 incentive compensation is earned. The Executive Compensation and Human Resources Committee of PREIT’s Board of Trustees (the “Committee”) will decide whether you have met what the Committee determines to be the “Threshold” level for purposes of your individual performance. If the Threshold performance level is achieved with respect to corporate or individual performance, as applicable, you will earn 30% of your potential 2006 Incentive Compensation allocated to such performance (see note 6). If the Threshold performance level is not met with respect to corporate performance or your individual performance, you will not receive any of your potential 2006 incentive compensation allocated to such corporate or individual performance, as applicable.

With respect to corporate performance, “Target” generally signifies that the business objectives for the year have been met and is expected to have a reasonable probability of achievement. In many situations, this represents approximately the budgeted level of performance. The Committee will decide whether you have met what the Committee determines to be the “Target” level for purposes of your individual performance. If the Target performance level is achieved with respect to corporate or individual performance, as applicable, you will earn 60% of your potential 2006 incentive compensation allocated to such performance (see note 6).

With respect to corporate performance, “Outperformance” signifies an outstanding achievement, an extraordinary performance by industry standards, and which is expected to have a modest probability of achievement. The Committee will decide whether you have met what the Committee determines to be the “Outperformance” level for purposes of your individual performance. If the Outperformance level is achieved with respect to corporate or individual performance, as applicable, you will earn 90% of your potential 2006 incentive compensation allocated to such performance (see note 6).

(6) “Performance Measurement Allocation” means the percent by which your potential 2006 incentive compensation is allocated between corporate and individual performance. For example, if your base salary is $400,000, and 80% of your potential 2006 incentive compensation is allocated to corporate performance and 20% is allocated to your individual performance, you will earn $288,000 (90% of 80% of $400,000) of your potential 2006 incentive compensation if the Outperformance level of the corporate performance is achieved and $72,000 (90% of 20% of $400,000) of your potential 2006 incentive compensation if the Outperformance level of your individual performance is achieved.

(7) The “Measure” is a business criterion on which performance is based.

(8) “FFO Per Share” means, with respect to each diluted share of beneficial interest in PREIT (a “Share”), “funds from operations” of PREIT, as reported to the public by PREIT for 2006. However, the Threshold, Target and Outperformance levels set forth in this award with respect to the achievement of specified levels of FFO Per Share may be modified by the Committee, after consultation with an independent compensation consultant selected by the Committee, in the event that PREIT acquires, directly or indirectly, by purchase or business combination, properties or businesses to a greater extent than contemplated in PREIT’s 2006 business plan.

(9) The Committee has the sole discretion to set the Measure(s) for your individual performance for 2006 and to determine the level of individual performance that you have achieved. However, regardless of your individual performance, no 2006 incentive compensation based on your individual performance will be paid if FFO Per Share (see note 8) is less than $__.